PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated February 21, 2008)	Registration No. 333-149091

Subscription Rights to Purchase up to 3,500,000 Shares

of Common Stock at $1.50 per Full Share

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 3,500,000 shares of our common stock. You will receive one subscription right for each whole share of common stock owned at 5:00 p.m., Central Time, on March 17, 2008, the record date.

Each subscription right will entitle you to purchase 0.11025 shares of our common stock at a subscription price of $1.50 per full share, which we refer to as the basic subscription privilege. The per share price was determined by a pricing committee of our board of directors and represents an 18% discount from the closing sale price of our common stock on the last trading day prior to the determination by the committee.  If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $1.50 per full share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The subscription rights will expire if they are not exercised by 5:00 p.m., Central Time, on April 16, 2008, unless we extend the rights offering period. Two of our existing shareholders, the standby purchasers, have agreed to exercise their subscription rights and to purchase all shares not purchased through the exercise of subscription rights of other shareholders to assure that, in the aggregate, all subscription rights will be exercised. We have agreed that, to the extent the standby purchasers do not purchase in the aggregate at least 700,000 shares of common stock in addition to their own subscription rights, they will have the option to purchase at the closing of the rights offering sufficient shares at the subscription price in the rights offering such that, together with the shares purchased above the shares purchased through their own subscription rights, they purchase 700,000 additional shares.

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on The Nasdaq Capital Market or any stock exchange or market or on the OTC Bulletin Board.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on The Nasdaq Capital Market under the ticker symbol “PDRT.” On March 14, 2008, the closing sales price for our common stock was $1.85 per share. The shares of common stock issued in this rights offering will also be listed on The Nasdaq Capital Market under the same ticker symbol.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement, page 4 of the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 18, 2008.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

About this Prospectus Supplement	S-2
Questions and Answers Relating to the Rights Offering	S-3
Prospectus Supplement Summary	S-9
Risk Factors	S-15
Use of Proceeds	S-18
Price Range of Our Common Stock and Dividend Information	S-18
Capitalization	S-19
The Rights Offering	S-20
Material U.S. Federal Income Tax Consequences	S-31
Plan of Distribution	S-33
Legal Matters	S-33
Experts	S-33

PROSPECTUS

About this Prospectus	1
Where You Can Find More Information	1
Forward-Looking Statements	1
Incorporation by Reference	1
Risk Factors	4
Use of Proceeds	9
Description of Common Stock	10
Description of Warrants	12
Description of Stock Purchase Contracts and Stock Purchase Units	13
Description of Subscription Rights	14
Plan of Distribution	15
Legal Matters	18
Experts	18

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using the shelf registration process. Under the shelf registration process, we may offer from time to time shares of common stock, stock purchase contracts, stock purchase units, warrants, subscription rights or any combination of the foregoing securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the subscription rights that we are distributing to you in this rights offering. Both this prospectus supplement and the accompanying prospectus include important information about us, the subscription rights, our common stock and other information you should know before exercising your subscription rights. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus, as well as additional information described under “Incorporation by Reference” on page 1 of the accompanying prospectus, before exercising your subscription rights.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any exercise of the subscription rights. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, all references in this prospectus supplement to “we,” “our,” “us,” or “the company” refer to Particle Drilling Technologies, Inc. and our subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the rights offering?

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Central Time, on March 17, 2008, the record date. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our shareholders the opportunity to purchase 0.11025 shares of our common stock at a subscription price of $1.50 per full share. We have granted to you, as a shareholder of record as of 5:00 p.m., Central Time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Central Time, on the record date, you would receive 100 subscription rights and would have the right to purchase 11.025 shares of common stock (rounded down to 11 shares, with the total subscription payment being adjusted accordingly, as discussed below) for $1.50 per full share with your basic subscription privilege. You may exercise the basic subscription privilege of any number for your subscription rights, or you may choose not to exercise any subscription rights at all.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company (DTC), DTC will issue one subscription right to the nominee for each share of our common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase 0.11025 shares of common stock for $1.50 per full share. As in the example above, if you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights and would have the right to purchase 11.025 shares of common stock (rounded down to 11 shares, with the total subscription payment being adjusted accordingly, as discussed below) for $1.50 per full share with your basic subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What is the over-subscription privilege?

If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. The maximum number of shares of our common stock that could be purchased by you pursuant to your over-subscription privilege will be determined according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., Central Time, on the record date: total number of unsubscribed shares multiplied by your ownership percentage of our outstanding common stock at the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription privilege in full, you may purchase up to 2% of the unsubscribed shares with your over-subscription privilege.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no shareholder other than you and the standby purchasers (who have agreed to exercise their basic subscription privileges in full) have purchased any shares of our common stock pursuant to their basic subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What is the role of the standby purchasers in this offering?

In connection with the rights offering, we have entered into a standby purchase agreement with LC Capital Master Fund, Ltd., together with its affiliates, “LC Capital,” and Millennium Partners, L.P., together with its affiliates, “Millennium,” which we refer to collectively as the standby purchasers. These standby purchasers are current shareholders or affiliates of current shareholders, and they have agreed, severally and not jointly, to purchase up to an aggregate of $5.25 million in common stock. This amount includes the exercise of their basic subscription privileges, representing approximately $0.6 million. Subject to certain conditions, the standby purchase agreement obligates us to sell, and requires the standby purchasers to purchase from us, all of the shares purchasable with their subscription privileges. We have granted options to the standby purchasers, exercisable only if purchases by them for subscription rights not exercised are fewer than 700,000 shares of our common stock, to purchase sufficient shares so that each standby purchaser’s aggregate purchase equals its proportional share of 700,000 shares of common stock in excess of the number of shares they purchase pursuant to the exercise of their subscription rights. The price per full share paid by the standby purchasers for such common stock will be equal to the subscription price paid by our shareholders in the rights offering. See “The Rights Offering—Standby Commitments” and “Plan of Distribution.”

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital to maintain our current development plan with respect to the particle impact drilling system and for general corporate purposes.  We believe that the rights offering will strengthen our financial condition by providing us with additional capital.

How was the $1.50 per full share subscription price determined?

We established a pricing committee, consisting of independent members of our board of directors.  In determining the subscription price, the pricing committee considered a number of factors, including the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $1.50 per full share, which represents an 18% discount from the closing sale price of our common stock on March 4, 2008, the last trading day before the pricing committee met to establish the terms of the rights offering.  The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus supplement and prior to the expiration of the rights offering, which is April 16, 2008, at 5:00 p.m., Central Time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering up to 15 business days, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

No. We are not requiring a minimum subscription to complete the rights offering.

Can our board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 15 business days, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering.

Has our board of directors made a recommendation to our shareholders regarding the rights offering?

Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, because shares will be purchased by other shareholders and the standby purchasers, pursuant to their obligations under the standby purchase agreement to purchase up to an aggregate of $5.25 million of our common stock issuable as a result of their exercise of their subscription rights and the unexercised subscription rights prior to the expiration of the rights offering, your percentage ownership of our company will be diluted after the completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreement.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our common stock?

If you wish to participate in the rights offering, you must take the following steps:

•                  deliver payment to the subscription agent using the methods outlined in this prospectus supplement before 5:00 p.m., Central Time, on April 16, 2008; and

•                  deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., Central Time, on April 16, 2008.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

When will I receive my new shares?

If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $1.50 per full share.

Are the standby purchasers receiving any minimum participation guarantee to provide the standby commitments?

Yes. We have granted the standby purchasers options, exercisable only if purchases for subscription rights not exercised are fewer than 700,000 shares of common stock, to purchase at the subscription price sufficient shares so that they have purchased up to an additional 700,000 shares above their subscription rights.  In addition, we have agreed to pay certain costs and expenses associated with their standby commitment, including their reasonable legal fees.

Are there any conditions to the standby commitments?

Yes. The obligation of the standby purchasers to fulfill the standby commitments will be subject to a number of conditions. Please see “The Rights Offering—Standby Commitments.”

How many shares of our common stock will be outstanding after the rights offering?

As of March 14, 2008, we had 31,769,089 shares of our common stock issued and outstanding. We expect to issue 3,500,000 shares of our common stock in this rights offering through the exercise of subscription rights and the transactions contemplated by the standby purchase agreement. After the rights offering and the closing of the transactions contemplated by the standby purchase agreement, we anticipate that we will have approximately 35,269,089 shares of our common stock outstanding.  If all of the subscription rights are exercised and the standby purchasers purchase all of the 700,000 additional shares, we will have approximately 35,969,089 shares of our common stock outstanding.

How much money will the company receive from the rights offering?

We expect the gross proceeds from the rights offering and the transactions contemplated by the standby purchase agreement to be approximately $5.25 million. While we are offering shares in the rights offering with no minimum purchase requirement, the standby purchasers have agreed to exercise their basic subscription privileges in full and to purchase any shares of common stock not subscribed by other shareholders. In addition, if all subscription rights are exercised and the standby purchasers exercise in full their options to purchase up to a total of 700,000 shares of common stock at the subscription price, which we are providing to the standby purchasers as a minimum participation guarantee to provide their obligation to fulfill the standby commitments, we will receive additional proceeds of $1.05 million. Please see “Use of Proceeds” and “The Rights Offering—Standby Commitments.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned and will not be listed for trading on The Nasdaq Capital Market or on any stock exchange or market or on the OTC Bulletin Board. Our common stock will continue to trade on The Nasdaq Capital Market under the ticker symbol “PDRT.”

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus supplement or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow the procedures described in “Rights Offering—Foreign Shareholders.”

What fees or charges apply if I purchase shares of the common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the material U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

By Mail: Computershare Trust Company, N.A. c/o Computershare, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401	By Hand or Overnight Courier: Computershare Trust Company, N.A. c/o Computershare, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Who should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Computershare, Inc. at (800) 962-4284 or by e-mail at John.Harmann@computershare.com.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. To understand this offering fully, you should carefully read this prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and the information incorporated by reference in them, including the “Risk Factors” section and our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended September 30, 2007.  Unless the context requires otherwise or we specifically indicate otherwise, the information in this prospectus supplement assumes that the standby purchasers do not exercise their options to purchase up to an additional 700,000 shares of common stock at the subscription price as described below under “The Rights Offering—Standby Commitments.”

Our Company

Particle Drilling Technologies, Inc., a Nevada corporation, is a holding company organized on June 14, 2002 and was formerly known as MedXLink Corp. We changed our name to Particle Drilling Technologies, Inc. on January 25, 2005, following the merger on January 14, 2005 of our wholly-owned subsidiary with and into Particle Drilling Technologies, Inc., a Delaware corporation (“PDTI”). Prior to our acquisition of PDTI, we were a shell company. Currently our business consists of one segment and is conducted solely in the United States.

PDTI was formed in March 2004 for the purpose of raising capital and to acquire Particle Drilling, Inc., a Texas corporation. Particle Drilling, Inc. (formerly known as ProDril Acquisition Corp.) was formed in June 2003 for the purpose of acquiring certain assets, patents and other intellectual property, and certain liabilities related to the Particle Impact Drilling technology, which we refer to as the “PID technology” or the “PID System.” Particle Drilling, Inc. was merged with and into PDTI in June 2004.

The patented PID System utilizes a specially-designed “fit for purpose” drill bit fitted with jetting nozzles and polycrystalline diamond compact cutting structures. We refer to this bit as the “PID bit.” The nozzles in the PID bit serve to accelerate hardened steel particles entrained within ordinary drilling mud to fracture and remove the formation ahead of the bit. The particles flow back up the well bore annulus along with the drilling mud and formation cuttings to the surface where the PID System separates and re-circulates the steel particles. The PID System is operated primarily utilizing hydraulic energy that is available on drilling rigs used today in combination with the PID System equipment. Each particle is driven into the rock formation at a high velocity and delivers a force many times greater than the compressional strength of the rock, even in formations that exist in the subsurface at elevated hardness and stress. Depending on the volume of particles introduced into the drilling mud, the number of particle strikes on the formation is typically in excess of four million per minute, thereby yielding a higher rate of penetration than conventional drill bits in suitable formations.

By comparison, conventional drilling methods rely on mechanical energy created by the weight and torque applied to a bit, and the amount of total rotational mechanical energy available on drilling rigs is limited. The result is that the bit gouges out smaller volumes of rock as the compressional strength of the rock increases with depth and pressure. We believe the volume of rock excavated by the PID System is less affected by rock hardness or depth.

The PID System has demonstrated higher rates of penetration than current conventional drilling methods. The rate of penetration gains generated by the PID System are expected to result in operators paying less variable drilling costs (e.g., rig time, labor, fuel, bits, rentals), which are purchased as part of the ordinary drilling cycle. As a result, we believe the PID System can reduce drilling costs and lower finding costs, thus improving the overall economics to the oil and gas industry in certain geologic intervals.

Field Testing and Recent Developments

We believe the PID System has now demonstrated that drilling using the PID technology is feasible and offers an increased rate of penetration compared to conventional drilling tools in hard and abrasive rock formations. During the fiscal year ended September 30, 2007, we completed a total of three commercial field trials, each of which demonstrated an incremental improved performance in terms of both footage drilled and productive drilling time. During our most recent commercial trial in March 2007, a significant portion of our non-productive drilling time (which prevented us from fully commercializing the PID technology) was due to inconsistent performance from our frac pump-based injection system. Following this trial, we decided to halt further drilling until such time as our new particle injection system was fully developed and tested.

The PID System is designed to entrain, circulate, and recover the particles in the mud system without allowing the particles to circulate through the rig pumps. The PID System is designed as a mobile service that we expect to be provided to the oil and gas operator as part of the normal drilling process and is configured to service a well in progress with minimal interference. The particle injection system used on the previous commercial trials consisted of a stage one and stage two eductor mechanism which was powered by a high horsepower quintaplex frac pump. As we have gained more experience with PID drilling and have run the system for longer periods of time, we have determined that the continuously increasing and fluctuating well pressure encountered on recent trials resulted in unexpected levels of maintenance on the frac pump and caused difficulty in maintaining a continuous flow of particles to the drill bit. While the frac pump powered particle injection system has allowed us to demonstrate the potential of the PID technology, it has been unreliable. In April 2007, we began testing an extruder based injection system and the associated pressure diffuser. After determining in July 2007 that the pressure diffuser was unreliable, we began testing a pressurized extruder system. In early August 2007, for the first time we were able to successfully inject particles, at a controllable rate, into pressures up to 5,200 pounds per square inch. The next step in the development required a pressure barrier that would allow the pressurized extruder to continuously refill with particles. We selected a high pressure gate valve to serve as the pressure barrier and successfully tested the gate valve in September 2007 for 3,000 cycles, representing approximately three days of operating time. Following this test, all necessary components needed to build the new particle injection system were placed on order.

We completed the construction of the new injection system in mid-January 2008 and initiated our in-house test program in order to learn how the system performed under various conditions, including different injection rates, pressure environments and flow rates.  Our testing revealed several weak links in some of the system’s components which required maintenance, horsepower upgrades or some level of modification.  On February 20, 2008, we announced that certain modifications made to the system had allowed us to reach a continuous injection rate of 14 gallons per minute, which is sufficient for field operations.  We intend to continue logging additional hours on the system to better understand component life and required maintenance schedules before conducting the next field trial.  As of March 13, 2008, we and our customer had begun evaluating three specific field trial opportunities to determine which rig and candidate well location would be best suited for both parties.  These drilling opportunities all fall within the next two months.  If necessary, we intend to further extend the contract with our customer beyond April 15, 2008 to accommodate the drilling schedule planned by the parties.

Corporate Information

Our executive offices are located at 5611 Baird Court, Houston, Texas 77041, and our telephone number is (713) 223-3031. Our website is www.particledrilling.com. Information on our website is not incorporated herein by reference and is not a part of this prospectus supplement.

SUMMARY OF THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus supplement for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Central Time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares. We expect the gross proceeds from the rights offering and the transactions contemplated by the standby purchase agreement to be approximately $5.25 million.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase 0.11025 shares of our common stock at a subscription price of $1.50 per full share.

Over-Subscription Privilege

If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. The maximum number of shares of our common stock that could be purchased by you pursuant to your over-subscription privilege will be determined according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., Central Time, on the record date: total number of unsubscribed shares multiplied by your ownership percentage of our outstanding common stock at the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription privilege in full, you may purchase up to 2% of the unsubscribed shares with your over-subscription privilege.

Subscription Price

$1.50 per full share, payable in cash, which represents an 18% discount from the closing sale price of our common stock on March 4, 2008, the last trading day before the pricing committee met to establish the terms of the rights offering. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Record Date	5:00 p.m., Central Time, on March 17, 2008.

Expiration of the Rights Offering	5:00 p.m., Central Time, on April 16, 2008.

Use of Proceeds

We intend to use the proceeds of the rights offering to maintain our current development plan with respect to the particle impact drilling system and for general corporate purposes. We believe that the rights offering will strengthen our financial condition by providing us with additional capital.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on The Nasdaq Capital Market or on any stock exchange or market or on the OTC Bulletin Board.

No Board Recommendation

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Standby Purchase Agreement

In connection with the rights offering, we have entered into a standby purchase agreement with the standby purchasers. Subject to certain conditions, the standby purchase agreement obligates us to sell, and requires the standby purchasers to purchase from us, up to an aggregate $5.25 million of common stock, which includes all of the shares purchasable with their basic and over-subscription subscription privileges and their standby commitment. The standby commitment requires the standby purchasers to purchase from us any shares represented by unexercised subscription rights. The price per full share paid by the standby purchasers for such common stock will be equal to the subscription price paid by our shareholders in the rights offering. We also have granted the standby purchasers options, exercisable only if purchases for subscription rights not exercised are fewer than 700,000 shares of common stock, to purchase sufficient shares so that they have purchased up to an additional 700,000 shares of common stock at the subscription price, as a minimum purchase guarantee for entering into their commitments.

Standby Purchasers	Our standby purchasers are LC Capital Master Fund, Ltd. and Millennium Partners, L.P., each of whom is a current shareholder or an affiliate of a current shareholder of our company.

Pricing Committee	Our pricing committee consists of the following independent directors: Ken LeSuer, Michael Mathews, Hugh Menown and Byron Dunn.

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $1.50 per full share.

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Extension, Cancellation and Amendment

We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 15 business days, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of our common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., Central Time, on April 16, 2008. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee or to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., Central Time, on April 16, 2008.

•

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.”

•

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	Computershare, Inc.

Shares Outstanding Before the Rights Offering	31,769,089 shares of our common stock were outstanding as of March 14, 2008.

Shares Outstanding After Completion of the Rights Offering

Assuming no options are exercised prior to the expiration of the rights offering and the full $5.25 million is subscribed for, we expect approximately 35,269,089 shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreement.

Fees and Expenses	We will pay the fees and expenses related to the rights offering, including the fees and expenses of the standby purchasers and their respective counsel.

Nasdaq Capital Market Symbol	Shares of our common stock are currently listed for quotation on The Nasdaq Capital Market under the ticker symbol “PDRT.”

Risk Factors

                Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitle “Risk Factors” beginning on page S-15 of this prospectus supplement and page 4 of the accompanying prospectus, the risk factors set forth in our annual report on Form 10-K for the fiscal year ended September 30, 2007 and our quarterly report on Form 10-Q for the quarter ended December 31, 2007, and the risks that we have highlighted in other sections of this prospectus supplement and the accompanying prospectus. You should carefully read and consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below related to the rights offering, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors related to our business and our common stock  described in the section entitled “Risk Factors” beginning on page 4 of the accompanying prospectus and those set forth in our annual report on Form 10-K for the fiscal year ended September 30, 2007, our quarterly report on Form 10-Q for the quarter ended December 31, 2007 and the risks that we have highlighted in other sections of this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks described below are not the only risks we face. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

If you do not fully exercise your subscription rights, your ownership interest will be diluted.

Assuming we sell the full offering amount, the rights offering will result in our issuance of approximately 3,500,000 shares of our common stock. The standby purchasers have entered into a standby purchase agreement with us that, subject to certain conditions, obligates us to sell, and requires the standby purchasers to purchase from us, all of the shares purchasable with their subscription privileges. In addition, the standby purchase agreement obligates us to sell, and requires the standby purchasers to purchase from us, any and all shares of our common stock issuable upon the deemed exercise by the standby purchasers immediately prior to the expiration of the rights offering of any unexercised subscription rights prior to the expiration of the rights offering. As a result, if you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted to a maximum of approximately 90% of what it was prior to the offering, not giving effect to outstanding options or warrants.  In addition, if you do not exercise your rights and sufficient shareholders do exercise rights such that the standby purchasers purchase part of the 700,000 additional shares, you will be further diluted by such purchase.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

We established a pricing committee, consisting of independent members of our board of directors.  In determining the subscription price, the pricing committee considered a number of factors, including the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings by other public companies. The subscription price represents an 18% discount from the closing sale price of our common stock on March 4, 2008, the last trading day before the pricing committee met to establish the terms of the rights offering. The per share subscription price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the rights offering for general corporate purposes, including the construction of additional particle drilling units, additional research and development activities, and expansion of our operations and our working capital requirements.  Nevertheless, our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise.  The public trading market price of our common stock may decline before the subscription rights expire.  If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price.  Our common stock is traded on The Nasdaq Capital Market under the symbol “PDRT,” and the last reported sales price of our common stock on The Nasdaq Capital Market on March 14, 2008 was $1.85 per share.  Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares.  Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering at 5:00 p.m., Central Time, on April 16, 2008. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

USE OF PROCEEDS

Assuming all of the rights in the offering are subscribed, we estimate that the net proceeds to us from the sale of our common stock offered in the rights offering and the transactions contemplated by the standby purchase agreement, after deducting estimated offering expenses, will be approximately $5.1 million.  We intend to use the proceeds from the sale of securities in this offering for general corporate purposes, which may include construction of additional PID units, additional research and development activities, expansion of our operations and our working capital requirements.

Our management will retain broad discretion in the allocation of the net proceeds of this offering. Until we designate the use of net proceeds, we plan to invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. From time to time, we may engage in additional capital financings as we determine to be appropriate based upon our needs and prevailing market conditions. These additional capital financings may include the sale of common stock and other securities.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on The Nasdaq Capital Market under the ticker symbol “PDRT.” On March 14, 2008, there were 243 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On March 14, 2008, the last closing sale price reported on The Nasdaq Capital Market for our common stock was $1.85 per share.

The following table sets forth, for the periods indicated, the high and low sales price per share of our common stock as quoted on The Nasdaq Capital Market.

	High	Low
Fiscal Year Ended September 30, 2006
First Quarter	$6.03	$3.58
Second Quarter	$7.50	$4.42
Third Quarter	$6.22	$2.93
Fourth Quarter	$3.94	$2.50

Fiscal Year Ended September 30, 2007
First Quarter	$4.50	$2.37
Second Quarter	$4.39	$3.34
Third Quarter	$4.25	$2.05
Fourth Quarter	$3.42	$1.91

Fiscal Year Ending September 30, 2008
First Quarter	$3.70	$2.30
Second Quarter (through March 14, 2008)	$2.70	$1.40

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2007 on an actual basis and as adjusted to give effect to the rights offering and the transactions contemplated by the standby purchase agreement, after deducting the estimated offering expenses and the proposed application of the net proceeds therefrom, assuming no sales of additional shares pursuant to the options granted to the standby purchasers. Please see “Use of Proceeds.” You should read this table together with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and related notes and other financial information incorporated by reference to our quarterly report on Form 10-Q for the period ended December 31, 2007.

	As of December 31, 2007
	Actual	As Adjusted

Cash and Cash Equivalents	$2,548,985	$7,648,945

Long-Term Indebtedness:
Bank debt	$21,280	$21,280

Shareholders’ Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 34,648,675 shares issued and 31,645,589 outstanding; 38,148,675 shares issued and 35,145,589 outstanding as adjusted	34,650	38,150
Additional paid-in capital	39,225,630	44,322,130
Retained earnings	(33,768,594)	(28,518,594)
Treasury stock at cost, 3,003,086 shares	(1,511,817)	(1,511,817)
Total shareholders’ equity	$3,979,869	$14,329,869
Total capitalization	$4,001,149	$14,351,149
Book value per share	$0.13	$0.41

THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Rights” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes.

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $1.50 per full share represents an 18% discount from the closing sale price of our common stock on March 4, 2008, the last trading day before the pricing committee met to establish the terms of the rights offering. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of 3,500,000 shares of our common stock for an aggregate purchase price of $5.25 million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder at the as of 5:00 p.m., Central Time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase 0.11025 shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $1.50 per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege. Under the standby purchase agreement, the standby purchasers have agreed to exercise their basic subscription privileges in full.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. The maximum number of shares of our common stock that could be purchased by you pursuant to your over-subscription privilege will be determined according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., Central Time, on the record date: total number of unsubscribed shares multiplied by your ownership percentage of our outstanding common stock at the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription privilege in full, you may purchase up to 2% of the unsubscribed shares with your over-subscription privilege.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no shareholder other than you and the standby purchasers who have agreed to exercise their basic subscription privileges in full have purchased any shares of our common stock pursuant to their basic subscription privilege. Under the standby purchase agreement, the standby purchasers have agreed to exercise their over-subscription privileges in full.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

•                  To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

•                  To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the circumstances. We are conducting the rights offering to raise capital that we intend to use to maintain our current development plan for the particle impact drilling system and for general corporate purposes. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights.

Standby Commitments

On March 7, 2008, we entered into a standby purchase agreement with the standby purchasers in connection with the rights offering. The following description of the standby purchase agreement summarizes certain terms of the standby purchase agreement. A copy of the standby purchase agreement has been filed as an exhibit to our Current Report on Form 8-K filed on March 13, 2008. We urge you to carefully read the entire document.

Subject to certain conditions, the standby purchase agreement obligates us to sell, and requires the standby purchasers, severally and not jointly, to purchase from us, all shares as to which other shareholders do not exercise their rights.  The standby purchasers’ obligations include purchasing from us any shares represented by unexercised subscription rights, which together with the shares purchasable under their basic subscription privileges and over-subscription privileges totals their $5.25 million commitment. The price per full share paid by the standby purchasers for such common stock will be equal to the subscription price paid by our shareholders in the rights offering.

In addition, as a minimum purchase guarantee to provide the standby commitments, we have granted the standby purchasers options, exercisable only if purchases for subscription rights not exercised are fewer than 700,000 shares of common stock, to purchase, at the subscription price, sufficient shares so that they have purchased up to an additional 700,000 shares of common stock in excess of the number of shares that they purchase pursuant to the exercise of their subscription rights.

The obligation of the standby purchasers to fulfill the standby commitments under the standby purchase agreement is subject to certain conditions, including the following:

•                  our representations and warranties under the standby purchase agreement are true and correct in all material respects as of the date of the standby purchase agreement and the date of the closing of the transactions contemplated thereunder;

•                  there having been no material adverse effect on our financial condition or earnings, financial position, operations, assets, results of operations, business or prospects and there having occurred no event or circumstance that would likely result in such a material adverse effect; and

•                  there shall not have occurred a suspension in trading of our common stock by the SEC or The Nasdaq Stock Market LLC or a suspension of trading or the establishment of limited or minimum prices on securities generally on the New York Stock Exchange or The Nasdaq Stock Market LLC.

From the commencement of the rights offering until the expiration of the rights offering, none of the standby purchasers nor any of their respective affiliates over which they exercise investment authority may acquire any shares of our common stock; provided, however, that the foregoing will not restrict the acquisition of shares of our common stock by the standby purchasers or their respective affiliates (1) from us pursuant to the standby purchase agreement or (2) from the standby purchasers or one or more of their respective affiliates.

As of March 14, 2008, the standby purchasers, LC Capital and Millennium, beneficially owned 2,632,048 and 1,187,009 shares, respectively, or 8.2% and 3.7%, respectively, of our outstanding common stock. To the extent that the standby purchasers are required to purchase subscription rights not exercised, then the first 700,000 shares of common stock will be allocated 20% to Millennium and 80% to LC Capital, and any additional shares over 700,000 will be allocated 50% to Millennium and 50% to LC Capital, provided that Millennium is only obligated to purchase up to 580,000 shares of common stock, including shares purchased through exercise of its subscription privileges.

Each standby purchaser has represented to us that they are not “affiliates” of the other within the meaning of Rule 405 of the Securities Act and are not acting in concert with each other and are not members of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) and have no current intention to act in the future in a manner that would make them members of such a group.

Effects of Rights Offering on Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2008 by the standby purchasers and our directors, executive officers and beneficial owners of 5% or more of our outstanding common stock, and the potential effects of the rights offering, assuming each standby purchaser has been allocated the maximum number of the unsubscribed shares, for which each standby purchaser has agreed to be responsible under the standby purchase agreement, issued upon completion of the rights offering closing of the transactions contemplated by the standby purchase agreement.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)	Percentage of Class if All Holders Exercise Subscription Rights and Standby Purchasers Do Not Exercise Options to Purchase Additional Shares (3)	Percentage of Class if All Holders Exercise Subscription Rights and Standby Purchasers Exercise Options to Purchase Additional Shares (4)	Percentage of Class if Only Standby Purchasers Exercise Subscription Rights and No Additional Shares (5)

Greywolf Capital Management L.P. (6)	3,488,855	(7)	10.9%	10.9%	10.7%	9.9%
LC Capital (8)	2,632,048	(9)	8.2%	8.2%	9.6%	15.8%
Millennium	1,187,009	(10)	3.7%	3.7%	4.0%	4.9%
John D. Schiller, Jr.	1,879,167	(11)	5.8%	5.8%	5.6%	5.2%
J. Chris Boswell	1,946,807	(12)	6.0%	6.0%	5.8%	5.4%
Thomas E. Hardisty	1,552,667	(13)	4.8%	4.8%	4.5%	4.3%
Jim B. Terry	810,500	(14)	2.5%	2.5%	2.3%	2.3%
Gordon Tibbitts	396,667	(15)	1.2%	1.1%	1.1%	1.1%
Ken R. LeSuer	201,500	(16)	*	*	*	*
Michael S. Mathews	107,500	(17)	*	*	*	*
Hugh A. Menown	107,500	(17)	*	*	*	*
Byron Dunn	10,000	(18)	*	*	*	*
Kevin Flannery	15,000	(19)	*	*	*	*
Directors and executive officers as a group (9 persons)	7,027,308	(11)-(19)	20.0%	20.0%	19.6%	18.2%

(1)          Unless otherwise indicated, the persons listed in the table have sole voting and investment power with regard to the shares shown as owned by such persons.

(2)          Calculated on a basis of 31,769,089 shares outstanding.

(3)          Because each subscription right carries a basic subscription privilege and an over-subscription privilege, the maximum number of shares that any shareholder may purchase in this offering depends in part on the number of shares purchased by other shareholders.  The figures in this column assume that all shareholders exercise all subscription rights issued to them for a total offering of 3,500,000 shares of common stock and that the standby purchasers do not exercise their options to purchase 700,000 additional shares.

(4)          We have granted the standby purchasers options to purchase up to an additional 700,000 shares of common stock at the subscription price.  The percentages in this column assume that all shareholders exercise in full their subscription rights and that the standby purchasers exercise in full their options to purchase their respective allocations of the additional 700,000 shares.

(5)          Assumes a total offering of 3,500,000 shares of common stock.

(6)          We have been advised that the shares are owned directly by Greywolf Capital Partners II LP (“Greywolf Capital II”) and by Greywolf Capital Overseas Fund (“Greywolf Overseas”).  Greywolf Advisors LLC (the “General Partner”), as general partner to Greywolf Capital II, may be deemed to be the beneficial owner of all such shares owned by Greywolf Capital II.  Greywolf Management LP (“Investment Manager”), as investment manager of Greywolf Overseas and Greywolf Capital II, may be deemed to be the beneficial owner of all such shares owned by Greywolf Overseas and Greywolf Capital II. Greywolf GP LLC (the “Investment Manager General Partner”), as general partner of the Investment Manager, may be deemed to be the beneficial owner of all such shares owned by Greywolf Capital II and Greywolf Overseas.  Jonathan Savitz (“Savitz”), as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of all such shares owned by Greywolf Capital II and Greywolf Overseas.  Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Savitz hereby disclaims any beneficial ownership of any such shares.

(7)          Includes 150,000 shares of common stock that may be purchased upon exercise of warrants that are currently vested or will become vested within 60 days of March 14, 2008.

(8)          Richard F. Conway and Steven G. Lampe have sole voting and investment power with respect to the shares of common stock held by LC Capital, one of the standby purchasers, and its affiliated shareholders.

(9)          Includes 187,500 shares of common stock that may be purchased upon exercise of warrants that are currently vested or will become vested within 60 days of March 14, 2008.

(10)    Includes 187,500 shares of common stock that may be purchased upon exercise of warrants that are currently vested or will become vested within 60 days of March 1, 2008.

(11)    Includes 75,000 shares of restricted stock and 739,167 shares of common stock that Mr. Schiller may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of March 14, 2008.

(12)    Includes 30,000 shares of restricted stock and 866,667 shares of common stock that Mr. Boswell may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of March 14, 2008.

(13)    Includes 30,000 shares of restricted stock and 706,667 shares of common stock that Mr. Hardisty may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of March 14, 2008.

(14)    Includes 650,000 shares of restricted stock and 125,000 shares of common stock that Mr. Terry may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of March 14, 2008.

(15)    Includes 396,667 shares of common stock that Mr. Tibbitts may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of March 14, 2008.

(16)    Includes 40,000 shares of restricted stock and 161,500 shares of common stock that Mr. LeSuer may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of March 14, 2008.

(17)    Includes 20,000 shares of restricted stock and 87,500 shares of common stock that each of Messrs. Mathews and Menown may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of March 14, 2008.

(18)    Consists of 10,000 shares of restricted stock.

(19)    Includes 5,000 shares of restricted stock.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “—Subscription Agent,” prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., Central Time, on April 16, 2008, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., Central Time, on April 16, 2008.

Payment Method

Payments must be made in full in U.S. currency by:

•                  check or bank draft payable to Computershare Trust Company, N.A., or the subscription agent, drawn upon a U.S. bank;

•                  postal, telegraphic or express money order payable to the subscription agent; or

•                  wire transfer of immediately available funds to accounts maintained by the subscription agent.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•                  clearance of any uncertified check deposited by the subscription agent;

•                  receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank;

•                  receipt by the subscription agent of any postal, telegraphic or express money order; or

•                  receipt of collected funds in the subscription agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. If you send a certified check or bank draft, drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., Central Time, on April 16, 2008, which is the expiration of the rights offering. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Central Time, on April 16, 2008, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 15 business days, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Central Time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.

Subscription Price

We established a pricing committee, consisting of independent members of our board of directors.  In determining the subscription price, the pricing committee considered a number of factors, including the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price for a subscription right is $1.50 per full share, which represents an 18% discount from the closing sale price of our common stock on March 4, 2008, the last trading day before the pricing committee met to establish the terms of the rights offering. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Cancellation Rights

Our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent

The subscription agent for this offering is Computershare Trust Company, N.A. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

By Mail: Computershare Trust Company, N.A. c/o Computershare, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401	By Hand or Overnight Courier: Computershare Trust Company, N.A. c/o Computershare, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus supplement, we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus supplement and the accompanying prospectus to the information agent, Computershare, Inc., at (800) 962-4284 or by e-mail at John.Harmann@computershare.com.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•                  your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•                  you are an eligible institution.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•                  deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “—Payment Method;”

•                  deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery;” and

•                  deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions as to Use of Particle Drilling Technologies, Inc. Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•                  your name;

•                  the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•                  your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (303) 262-0606. To confirm facsimile deliveries, you may call (800) 962-4284.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. To request additional copies of the form of Notice of Guaranteed Delivery, please contact the information agent, Computershare, Inc., at (800) 962-4284 or by e-mail at John.Harmann@computershare.com.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you or your account at your record holder is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after your rights certificate or the “Beneficial Owner Election Form,” the full subscription payment and any other required documents have been delivered to the subscription agent.

Foreign Shareholders

We will not mail this prospectus supplement or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Central Time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights will not be listed for trading on The Nasdaq Capital Market or any stock exchange or market or on the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will be listed on The Nasdaq Capital Market under the ticker symbol “PDRT.”

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no options are exercised prior to the expiration of the rights offering and the standby purchasers do not purchase any of the 700,000 additional shares, we expect approximately 35,269,089 shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences to U.S. Holders of our common stock (as defined below) of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights. In the following discussion, “we,” “us” and similar words refer Particle Drilling Technologies, Inc. and not to Bracewell & Giuliani LLP. This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in the light of their individual investment circumstances or to certain types of U.S. Holders that are subject to special tax rules, including partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that received our common stock in satisfaction of our prior indebtedness to such persons, persons that hold rights or our common stock as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. Holders, nor does it address any tax considerations to persons other than U.S. Holders. This summary assumes that U.S. Holders have held our common stock exclusively as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock who is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership should consult their tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THE RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

You should not recognize taxable income for United States federal income tax purposes in connection with the receipt of subscription rights in the rights offering. If you allow the subscription rights received in the offering to expire, you should not recognize any gain or loss upon the expiration of the subscription rights. You also should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through the exercise of the subscription rights should equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights.

Your tax basis in the subscription rights will generally be zero unless either (1) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to or exceeds 15% of the fair market value on such date of our common stock with respect to which they are received or (2) you elect, in your United

States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights. In either case, a portion of your basis in our common stock with respect to which the subscription rights are received will be allocated to such subscription rights in proportion to the respective fair market values of our common stock and the subscription rights on the date the subscription rights are distributed. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering. The holding period for the shares of our common stock acquired through the exercise of the rights will begin on the date the rights are exercised.

If you exercise the subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of tax basis between our common stock previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to our common stock previously sold, and (3) the impact of such allocation on the tax basis of our common stock acquired through exercise of the subscription rights. If you exercise the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, you should consult your tax advisor.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15%. Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. Dividends received by noncorporate (individual) holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%) provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by noncorporate holders of our common stock in subsequent taxable years will be taxed as ordinary income at a maximum rate of 35%. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your basis in our common stock will be treated as gain from the sale or exchange of such common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Central Time, on March 17, 2008. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Computershare Trust Company, N.A., at the following address:

By Mail: Computershare Trust Company, N.A. c/o Computershare, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401	By Hand or Overnight Courier: Computershare Trust Company, N.A. c/o Computershare, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, Computershare, Inc., at (800) 962-4284 or by e-mail at John.Harmann@computershare.com.

Other than the standby purchase agreement as described herein, we do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the common stock into which the rights are exercisable and the common stock that may be purchased upon exercise of the options granted to the standby purchasers will be passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

The consolidated financial statements as of September 30, 2007 and 2006, and for each of the three years ended September 30, 2007, 2006 and 2005, and for the period from June 9, 2003 (date of inception) to September 30, 2007 incorporated by reference into this prospectus, have been audited by UHY LLP, independent registered public accounting firm, as stated in their reports thereon which are incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

PARTICLE DRILLING TECHNOLOGIES, INC.

Common Stock,
Stock Purchase Contracts, Stock Purchase Units,
Warrants and Subscription Rights

Particle Drilling Technologies, Inc. may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. The aggregate initial public offering prices of the securities offered under this prospectus will not exceed $20,000,000.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed for trading on The NASDAQ Capital Market® under the symbol “PDRT.”  On February 5, 2008, the last reported sale price of our common stock on The NASDAQ Capital Market® was $1.98 per share.

You should carefully consider each of the factors described under “Risk Factors” beginning on page 4 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2008.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
FORWARD-LOOKING STATEMENTS	1
INCORPORATION BY REFERENCE	1
RISK FACTORS	4
USE OF PROCEEDS	9
DESCRIPTION OF COMMON STOCK	10
DESCRIPTION OF WARRANTS	12
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	13
DESCRIPTION OF SUBSCRIPTION RIGHTS	14
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	18
EXPERTS	18

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a prospectus supplement or make a sale pursuant to this prospectus or a prospectus supplement, we are not implying that the information is current as of the date of the delivery or sale.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus.  The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time.  In this prospectus, “Particle Drilling Technologies, Inc.,” the “company,” “we,” “us” or “our” refer to Particle Drilling Technologies, Inc., a Nevada corporation, and its subsidiary, except where otherwise indicated or required by context.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information, or obtain copies (at prescribed rates) by mail from, the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov.   We also post many of our SEC filings on our company website, http://www.particledrilling.com.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statements that predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will result,” or words or phrases of similar meaning.

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including those stated under the caption “Risk Factors” in our SEC reports incorporated by reference in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and that are not delivered with this prospectus. They contain important information about us and our financial condition.

•                  Our Annual Report on Form 10-K for the year ended September 30, 2007.

•                  Our Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) filed with the SEC on November 15, 2007 and December 11, 2007.

•                  The description of our common stock in our Registration Statement on Form 8-A/ A#3, as filed with the SEC on April 21, 2005.

Our SEC file number is 000-30819.

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(a) of the Securities Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) between the initial filing of the registration statement of which this prospectus is a part and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or orally at the following address:

Particle Drilling Technologies, Inc.
5611 Baird Court
Houston, Texas 77041
Attention: Corporate Secretary
713-223-3031

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. This prospectus contains information regarding our businesses and detailed financial information. You should carefully read this entire prospectus, including the historical financial statements and related notes, before making an investment decision.

In this prospectus, “Particle Drilling Technologies, Inc.,” the “company,” “we,” “us” or “our” refer to Particle Drilling Technologies, Inc., a Nevada corporation, and its subsidiary, except where otherwise indicated or required by context.

Our Company

Particle Drilling Technologies, Inc., a Nevada corporation, is a holding company organized on June 14, 2002 and was formerly known as MedXLink Corp. We changed our name to Particle Drilling Technologies, Inc. on January 25, 2005, following the merger on January 14, 2005 of our wholly-owned subsidiary with and into Particle Drilling Technologies, Inc., a Delaware corporation (“PDTI”). Prior to our acquisition of PDTI, we were a shell company. Currently our business consists of one segment and is conducted solely in the United States.

PDTI was formed in March 2004 for the purpose of raising capital and to acquire Particle Drilling, Inc., a Texas corporation. Particle Drilling, Inc. (formerly known as ProDril Acquisition Corp.) was formed in June 2003 for the purpose of acquiring certain assets, patents and other intellectual property, and certain liabilities related to the Particle Impact Drilling technology, which we refer to as the “PID technology” or the “PID System.” Particle Drilling, Inc. was merged with and into PDTI in June 2004.

The patented PID System utilizes a specially-designed “fit for purpose” drill bit fitted with jetting nozzles and polycrystalline diamond compact cutting structures. We refer to this bit as the “PID bit.” The nozzles in the PID bit serve to accelerate hardened steel particles entrained within ordinary drilling mud to fracture and remove the formation ahead of the bit. The particles flow back up the well bore annulus along with the drilling mud and formation cuttings to the surface where the PID System separates and re-circulates the steel particles. The PID System is operated primarily utilizing hydraulic energy that is available on drilling rigs used today in combination with the PID System equipment. Each particle is driven into the rock formation at a high velocity and delivers a force many times greater than the compressional strength of the rock, even in formations that exist in the subsurface at elevated hardness and stress. Depending on the volume of particles introduced into the drilling mud, the number of particle strikes on the formation is typically in excess of four million per minute, thereby yielding a higher rate of penetration than conventional drill bits in suitable formations.

By comparison, conventional drilling methods rely on mechanical energy created by the weight and torque applied to a bit, and the amount of total rotational mechanical energy available on drilling rigs is limited. The result is that the bit gouges out smaller volumes of rock as the compressional strength of the rock increases with depth and pressure. We believe the volume of rock excavated by the PID System is less affected by rock hardness or depth.

The PID System has demonstrated higher rates of penetration than current conventional drilling methods. The rate of penetration gains generated by the PID System are expected to result in operators paying less variable drilling costs (e.g., rig time, labor, fuel, bits, rentals), which are purchased as part of the ordinary drilling cycle. As a result, we believe the PID System can reduce drilling costs and lower finding costs, thus improving the overall economics to the oil and gas industry in certain geologic intervals.

Our Executive Offices

Our principal executive and administrative office facility is located at 5611 Baird Court, Houston, Texas 77041 and our telephone number is (713) 223-3031. We maintain a website at www.particledrilling.com, however the information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus when making a decision as to whether or not to invest in shares of our common stock.

RISK FACTORS

You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before making an investment decision. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations.

We have limited sources of liquidity and may not be able to obtain sufficient funding to realize positive cash flows.

We require substantial capital to pursue our operating strategy and execute our business plan. As we have no revenue and therefore limited sources of cash, we will continue to rely on external sources for liquidity, and for the foreseeable future, our principal source of working capital will be from capital we have raised through private placements of our securities and other external sources. In management’s opinion, based on available cash and cash equivalents on hand as of September 30, 2007, we will need to reduce overhead and research and development costs as compared to previous years, complete the sale of various non-core assets or will need to raise additional outside capital in order to maintain sufficient liquidity to meet our working capital and capital expenditure requirements for the next 12 months.

Our current monthly operating overhead is approximately $350,000, excluding research and development project costs and non-cash expenses such as depreciation, stock-based compensation and other non-cash expenses, and we expect that such amount will increase as we expand our operations. Should we require additional capital, we may not be able to obtain funds from external sources in sufficient amounts to fund our business plan.

Even if we are able to demonstrate full commercial success with our products, we may require additional capital in the future to produce our products in sufficient commercial quantities in order for us to realize positive cash flows. Any such additional capital may lead to additional dilution of our shareholders. Additionally, it may be difficult for us to raise additional capital in sufficient quantities or at all.

We have a limited operating history and no revenues and are subject to risks inherent in a new business enterprise. As a result, we have not demonstrated to date that we can fully implement our business plan or that the PID technology will be profitable in a commercial application.

The business of PDTI was originally established in June 2003 to: (1) purchase certain of the assets and assume certain of the liabilities of ProDril Services, Inc. (“PSI”) and ProDril Services International, Ltd. (“PSIL”) related to the PID technology; (2) purchase certain patents underlying the PID technology from Curlett Family Limited Partnership, Ltd. (“CFLP”); (3) acquire certain technology licenses related to the PID technology from CCORE Technology and Licensing, Ltd. (“CTL”); (4) continue the funding of research and development expenses with respect to the technology acquired; and (5) take steps towards the commercialization of the PID technology. To date, the business has not generated revenue from its operations. We may not be able to fully commercialize our product or generate profitable revenues. Additionally, we and our business have a limited operating history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in us. Any investment in us should be considered a high risk investment because you will be investing in a company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subject. In addition, the technology we acquired is still in the early stage of development for commercial use and has produced only limited results in a commercial setting. Because we are an early stage company, our prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive industry.

The PID System is a new technology and it may not be fully accepted in the marketplace to the degree anticipated by management.

The PID technology has only been used or deployed in limited commercial gas wells. To management’s knowledge, no company has yet marketed a salable product using the technology we are developing. Market acceptance of our products will largely depend upon our ability to demonstrate the PID System’s efficiency, cost effectiveness, safety features and ease of use. We may not be able to demonstrate that the PID System can effectively be deployed on a significant number of commercial oil and gas wells in a safe and cost-effective manner.

The use of the PID technology will also depend upon concerted sales efforts by our management team. The PID System may never be fully accepted in the market in preference to other competing technologies that currently exist or that may subsequently be developed. If our products are not fully accepted by the marketplace, we may not realize sufficient revenues or cash flow to execute our operations plan and we may be forced to pursue a different strategy or liquidate our company.

In order to enter the oilfield services market on a full scale basis, we must successfully complete additional research and development, the cost of which may exceed the amounts we have budgeted in our operations plan. Any such cost overruns could exhaust our available capital and force us to raise additional capital, which capital may not be available or may lead to additional dilution of our shareholders.

Our primary products must demonstrate satisfactory performance in a significant number of oil and gas wells. Our operations plan calls for further research and development, including the development of different bit sizes and a successful commercial field test of our new particle injection system. Poor performance of the PID bit or other components of the PID System while conducting commercial trials could reveal additional unidentified issues and further extend the shop and laboratory testing phase, which could further delay the full commercialization of the PID System and increase the funds needed to complete our research and development. Further, in order to fully implement our business plan, we will be required to hire and train a substantial number of new employees. Currently, the oilfield industry is strained and operating at near full capacity from a human resource perspective, which could limit our ability to hire and train adequate qualified personnel. These circumstances would have the effect of slowing our advancement as funds otherwise intended to build new PID Systems and expand our operations may be needed to conduct additional research or procure and train adequate human resources.

Regardless of the success of the initial research and development, we will require additional research and development and capital spending to continuously improve our service capabilities and expand our operations. In addition, regardless of the amount of research and development completed by us, our products may never be fully adopted in a significant number of oil and gas wells.

We are obligated to make certain royalty payments that will limit our profitability.

In connection with our acquisition of the PID technology, we agreed to make certain royalty payments to PSI and PSIL. Under our agreement with PSI, we are obligated to pay PSI a royalty on a quarterly basis equal to 18.0% of EBITDA derived from the use of the PID technology for such quarter until an aggregate of $67,500,000 has been paid to PSI. Under our agreement with PSIL, we are obligated to pay PSIL a royalty on a quarterly basis equal to 2.0% of our EBITDA derived from the use of the PID technology for such quarter until an aggregate of $7,500,000 has been paid. We have also entered into additional royalty agreements that require us to pay a total of 4.0% of our quarterly gross revenue derived from the use of the PID technology to certain entities from which we acquired the PID technology. These royalty obligations will have the effect of limiting our liquidity and our profitability.

We rely on the intellectual property rights we acquired to the PID technology and we may not be able to successfully protect or defend our intellectual property rights. Our competitive position depends to a significant extent on our ability to assert and defend our intellectual property rights in order to restrict other competitors from offering similar services.

Our success depends on certain patents and patent applications that we purchased from CFLP, CTL, PSI and PSIL, along with other proprietary intellectual property rights we have developed or intend to develop. We rely on a combination of nondisclosure and other contractual arrangements and trade secret, patent, copyright, and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. The steps we have taken to protect our rights may not be adequate to deter misappropriation of our proprietary information. We also may not be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by us to protect our proprietary rights, others may develop technologies that are similar or superior to the PID technology and/or design around the proprietary rights we own.

We are also subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of the asserted infringement. If we are unable to successfully enforce our intellectual property rights, or if claims are successfully brought against us for infringing the intellectual property rights of others, such events could cause us to pay substantial damages, cause us to lose a key competitive advantage, force us to conduct additional research to develop non-infringing technology or cause us to have to pursue a different business strategy.

We may face intense competition in our industry from companies with a more established reputation and greater financial resources than us.

The oilfield services industry is highly competitive, and most of our potential competitors have greater financial resources than we do. Many of our potential competitors have been in the oilfield drilling business for many years and have well-established business contacts with exploration and production companies. Competitors may enter markets served or proposed to be served by us, and we may not be able to compete successfully against such companies or have adequate funds to compete effectively.

If we are able to successfully commercialize the PID technology, we expect that demand for our PID System will depend on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices and other factors.

If we are able to successfully commercialize the PID technology, we expect that demand for our PID System will be substantially dependent on the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Oil and natural gas companies typically reduce exploration and development activity during periods of low or volatile oil and natural gas prices. The markets for oil and natural gas historically have been volatile and are likely to continue to be so in the future. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity by our customers which will result in a decrease in the demand for our PID System and could have a material adverse effect on our financial condition or results of operations.

Factors affecting the prices of oil and natural gas include:

•                  the level of demand for oil and natural gas;

•                  worldwide political, military and economic conditions, including, but not limited to, the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and prices for oil;

•                  oil and natural gas production/inventory levels;

•                  the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•                  global weather conditions;

•                  interest rates and cost of capital; and

•                  tax laws.

Because our PID System is used in potentially hazardous applications and operations, our business is subject to risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations.

Our PID System is used in potentially hazardous drilling applications. These activities are dangerous and accidents can result in:

•                  personal injury;

•                  loss of life;

•                  damage to or destruction of property, equipment and the environment; and

•                  suspension of operations.

Litigation arising from a catastrophic occurrence at a location where our PID System is used may result, in the future, in our being named as a defendant in lawsuits asserting potentially significant claims.

The frequency and severity of any of these incidents would affect our operating costs, insurability and relationships with customers, employees and regulators. Any increase in the frequency or severity of these incidents, or the general level of compensation awards resulting from these incidents, could affect our ability to obtain projects from oil and natural gas companies or insurance covering these incidents.

Compliance with environmental and other government regulations could adversely affect our business.

Our business is significantly affected by federal, state and local laws and regulations relating to:

•                  the oil and natural gas industry; and

•                  worker safety and environmental protection.

If we are able to successfully commercialize the PID technology, we expect that demand for our PID System will be affected by a variety of factors, including taxes, price controls and the adoption or amendment of laws and regulations. For example, the adoption of laws and regulations curtailing the exploration and development of oil and natural gas in our expected areas of operation for economic, environmental or other policy reasons could adversely affect our operations by limiting demand for our products and services.

The technical requirements of the foreign, federal, state and local laws and regulations affecting our businesses are becoming increasingly complex and stringent. For instance, some environmental laws may provide for “strict liability” for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to negligence or fault on the part of the party. Sanctions for noncompliance with these laws and regulations may include:

•                  revocation of permits;

•                  issuance of corrective action orders;

•                  assessment of administrative, civil or criminal penalties; and

•                  issuance of injunctions restricting or prohibiting our operations.

Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations also may expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with applicable laws at the time the acts were performed.

Our stockholders may experience substantial dilution as a result of the exercise of outstanding options and warrants to purchase our common stock or future issuances of additional shares of our common stock, any of which could have an adverse effect on the market price of our common stock.

In connection with our acquisition of our subsidiary, Particle Drilling Technologies, Inc., a Delaware corporation, we assumed warrants to purchase 74,141 shares of common stock and options issued under PDTI’s 2004 Incentive Stock Plan to purchase 2,760,000 shares of common stock that were still outstanding as of January 31, 2008. In connection with the private placement of our common stock in February 2005, we granted the placement agent warrants to purchase 1,500,000 shares of our common stock, of which 205,000 were still outstanding as of  January 31, 2008. In connection with the private placement of our common stock in October

2006, we granted the investors warrants to purchase 1,500,000 shares of our common stock. Since our acquisition of PDTI, we have issued options to purchase an additional 1,303,375 shares of our common stock under our equity incentive plans. The common stock issuable upon exercise of these options and warrants represented approximately 18% of our outstanding shares of common stock on a fully-diluted basis as of January 31, 2008. The exercise of these options and warrants would result in substantial dilution to our existing stockholders and any sales of these shares of common stock, or the perception that these sales might occur, could lower the market price of our common stock.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the market price of our common stock.

Our common stock has experienced, and may continue to experience, price volatility. The limited trading volume of our common stock may contribute to this price volatility.

The trading price of our common stock has been, and may continue to be, highly volatile. We believe this volatility is due to, among other things, our lack of revenues, current expectations of our future financial performance and the volatility of the stock market in general.

Moreover, our common stock, which began trading on The NASDAQ Capital Market® on June 28, 2005, does not have substantial trading volume. During the fiscal year ended September 30, 2007, the average daily trading volume of our common stock as reported by The NASDAQ Capital Market® was approximately 121,000 shares, which represents less than 1% of our outstanding shares of common stock. As a result, relatively small trades of our common stock may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock.

Because of the limited trading volume in our common stock and the price volatility of our common stock, you may be unable to sell your shares of common stock when you desire or at the price you desire. Moreover, the inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

We presently do not intend to pay cash dividends on our common stock.

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, we anticipate that all earnings, if any, will be retained to finance the future expansion of our company.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, which may include construction of additional PID units, additional research and development activities, expansion of our operations and our working capital requirements.

DESCRIPTION OF COMMON STOCK

This section contains a description of our common stock that we may offer by this prospectus. The following discussion is not meant to be complete and is qualified by reference to our certificate of incorporation, bylaws and the rights agreement that we describe in this section. For more information, you should read “Where You Can Find More Information.”

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share.  We are not authorized to issue preferred stock under our Articles of Incorporation. As of January 31, 2008, there were 34,648,675 shares of our common stock issued and 31,645,589 outstanding, including 1,121,875 shares of restricted stock.

Description of Common Stock

Voting.  Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders.  There are no cumulative voting rights.

Preemptive and Other Subscription Rights.  Common stockholders do not have preemptive rights or other rights to subscribe for additional shares under Nevada law, and the common stock is not subject to conversion or redemption.

Rights to Dividends and on Liquidation, Dissolution or Winding Up. Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available.  We have not paid any dividends since our inception and have no intention to pay any dividends in the foreseeable future.  Any future dividends would be subject to the discretion of our Board of Directors and would depend on, among other things, future earnings, the operating and financial condition of our company, our capital requirements, and general business conditions. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them.

Nevada Statutory Anti-Takeover Provisions

We may become subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378 —78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada’s Control Share Acquisition Act at such time as we have 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada, and if we conduct business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

As a Nevada corporation, we also are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met.  An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Corporate Governance and Control

Our articles of incorporation provides that our board of directors will consist of a number of directors as may be determined from time to time by the board of directors in accordance with the bylaws. Our board of directors currently consists of 6 directors elected by common stockholders.

Procedural Matters

Our bylaws require stockholders seeking to nominate directors or propose other matters for action at a stockholders’ meeting to give us notice within specified periods in advance of the meeting and to follow certain other specified procedures.

Limitation of Director Liability and Indemnification

Chapter 78 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our articles of incorporation and bylaws provide that the company may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

Additionally, under the terms of their employment agreements, Jim B. Terry, Thomas E. Hardisty, Christopher Boswell and Gordon Tibbitts are entitled to indemnification in their capacity as officers of our company to the fullest extent permitted by the NGCL.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•                  the title of the warrants;

•                  the aggregate number of the warrants;

•                  the number and type of securities purchasable upon exercise of the warrants;

•                  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•                  the date, if any, on and after which the warrants and the related securities will be separately transferable;

•                  the price at which each security purchasable upon exercise of the warrants may be purchased;

•                  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•                  the minimum or maximum amount of the warrants which may be exercised at any one time;

•                  any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•                  any other material terms of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to purchase common stock or warrants to purchase common stock or other securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•                  the title of such subscription rights,

•                  the securities for which such subscription rights are exercisable,

•                  the exercise price for such subscription rights,

•                  the number of such subscription rights issued to each stockholder,

•                  the extent to which such subscription rights are transferable,

•                  if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights,

•                  the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension),

•                  the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities,

•                  if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering, and

•                  any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of common stock, warrants, other securities or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock, warrants or other securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Any of the securities being offered hereby and any accompanying prospectus supplement may be sold in any one or more of the following ways from time to time:

•                  directly to purchasers;

•                  through agents;

•                  to or through underwriters;

•                  through dealers;

•                  directly to our stockholders; or

•                  through a combination of any such methods of sale.

In addition, we may issue the securities as a dividend or distribution to our stockholders.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may solicit offers to purchase directly. Offers to purchase securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is used in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. We may also offer securities through agents in connection with a distribution to our stockholders of rights to purchase such securities. The terms of any such sales will be described in the prospectus supplement relating thereto.

Subject to the limitations under Rule 415(a)(4) under the Securities Act, we may offer our equity securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the securities in connection with an offering of securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

The anticipated date of delivery of securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Woodburn and Wedge, Reno, Nevada, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of September 30, 2007, and for the year ended September 30, 2007, and for the period from June 9, 2003 (date of inception) to September 30, 2007 incorporated by reference into this prospectus have been audited by UHY LLP, independent registered public accounting firm, as stated in their reports thereon which are incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Subscription Rights to Purchase up to
3,500,000 Shares of Common Stock
at $1.50 per Full Share

PROSPECTUS SUPPLEMENT

March 18, 2008